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                                                                    EXHIBIT 11



                   TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                      Computation of Earnings Per Common
                         and Common Equivalent Share
                    (thousands, except per share amounts)




                                     1 9 9 4             1 9 9 3
                                           Fully               Fully
                                Primary   Diluted   Primary   Diluted
Three months ended
  September 30:
    Net earnings (loss)         $   963   $   963   $(1,685)  $(1,685)

    Preferred stock dividend       (542)     (542)     (542)     (542)

        Net income (loss)       $   421   $   421   $(2,227)  $(2,227)

    Weighted average common
      shares outstanding         10,033    10,033     9,659     9,659


    Net earnings (loss) per
      share                      $  .04    $  .04     $(.23)    $(.23)




Nine months ended
  September 30:
    Net earnings (loss)         $ 1,179   $ 1,179   $(3,280)  $(3,280)

    Preferred stock dividend     (1,626)   (1,626)   (1,626)   (1,626)

        Net loss                $  (447)  $  (447)  $(4,906)  $(4,906)

    Weighted average common
      shares outstanding         10,025    10,025     9,642     9,642


    Net loss per share           $ (.04)   $ (.04)    $(.51)    $(.51)

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